Exhibit 10.15

OUTSIDE DIRECTORS’ COMPENSATION

Each outside director of CVB Financial Corporation will receive the following compensation on an annual basis for their services as a director as of March 9, 2005:

Chairman of the Board	$124,200

All other outside directors	$43,464

These amounts are paid in equal monthly installments. In addition, the directors are eligible to participate in the health plan of the Company and the Company pays a portion of that benefit comparable to the other employees of the Company.

There is no additional compensation for the directors should they serve on a committee or chair a committee.